UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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BRAINSTORM CELL THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

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BRAINSTORM CELL THERAPEUTICS INC.
110 EAST 59TH STREET, 25TH FLOOR
NEW YORK, NY 10022
(212) 557-9000

April 30, 2010

Dear Stockholder:

Brainstorm Cell Therapeutics Inc. will hold its 2010 Annual Meeting of Stockholders on May 26, 2010 beginning at 9:00 a.m., New York City time, at the offices of the Company, 110 East 59th Street, 25th Floor, New York, NY 10022. We look forward to your attending either in person or by proxy. The enclosed notice of meeting, the proxy statement, and the proxy card from the Board of Directors describe the matters to be acted upon at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

/s/ Abraham Efrati
Abraham Efrati
Chief Executive Officer

BRAINSTORM CELL THERAPEUTICS INC.
110 EAST 59TH STREET, 25TH FLOOR
NEW YORK, NY 10022
(212) 557-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
MAY 26, 2010

To the Stockholders of Brainstorm Cell Therapeutics Inc.:

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Meeting”) of Brainstorm Cell Therapeutics Inc. (the “Company”) will be held on May 26, 2010 at 9:00 a.m., New York City time, at the offices of the Company, 110 East 59th Street, 25th Floor, New York, NY 10022, for the following purposes:

1.	To elect each of Abraham Efrati, Dr. Irit Arbel, Dr. Abraham Israeli, Dr. Robert Shorr and Malcolm Taub as directors of the Company to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, as the Company’s independent registered public accounting firm for the current fiscal year; and
3.	To transact such other business that may properly come before the Meeting and any adjournments or postponements of the Meeting.

The Board of Directors has fixed the close of business on April 26, 2010 as the record date for the Meeting. All stockholders of record on that date are entitled to notice of, and to vote at, the Meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas B. Rosedale
Thomas B. Rosedale, Secretary
Boston, Massachusetts
April 30, 2010

BRAINSTORM CELL THERAPEUTICS INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on May 26, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Company”, “Brainstorm” or “we”) for use at the 2010 Annual Meeting of Stockholders (the “Meeting”) to be held on May 26, 2010, at the time and place set forth in the accompanying notice of the Meeting (the “Notice of Meeting”), and at any adjournments or postponements thereof. The approximate date on which the Notice of Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) are first being sent to stockholders is on or about May 4, 2010.

The Company’s principal executive offices are located at 110 East 59th Street, 25th Floor, New York, New York 10022, telephone number (212) 557-9000. You may obtain directions to the Meeting by writing or calling our Chief Executive Officer at the address or telephone number listed in the foregoing sentence.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2010: Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement, the Notice of Meeting and the 2009 Annual Report are available at http://brainstormcelltherapeutics.investorroom.com

Record Date, Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on April 26, 2010 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the close of business on that date, there were 88,804,862 shares of the Company’s common stock, $0.00005 par value per share (the “Common Stock”), outstanding and entitled to vote. Each outstanding share of the Company’s Common Stock entitles the record holder to cast one (1) vote for each matter to be voted upon.

The holders of a majority of all shares of the Common Stock, issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the votes cast in person or by proxy of the shares entitled to vote is required to ratify the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu (“Deloitte”), as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 2).

Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on either of the proposals.

Voting Instructions

Included with this Proxy Statement is a proxy card from your bank, broker or other nominee for the Meeting, with instructions for voting.

Those stockholders who elect to vote by mail, should complete, sign and return the proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and the shares will be voted at the Meeting in the manner directed. If you complete, sign and return your proxy card, it will be voted as you direct. In the event no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	FOR the election of each of Abraham Efrati, Dr. Irit Arbel, Dr. Abraham Israeli, Dr. Robert Shorr and Malcolm Taub as directors;
•	FOR the ratification of the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu (“Deloitte”), as the Company’s independent registered public accounting firm for the current fiscal year; and
•	In their discretion as to any other matter that may be properly brought before the Meeting or any adjournments thereof.

If the shares you own are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, the shares that do not receive voting instructions will be treated as “broker non-votes”, the effect of which is discussed above in the section entitled “Record Date, Outstanding Shares and Voting Rights” above.

Discretionary Items	Non-Discretionary Items
Proposal No. 2 — Ratification of Deloitte as the Company’s independent registered public accounting firm	Proposal No. 1 — Election of Directors

If you are a stockholder as of the Record Date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 110 East 59th Street, 25th Floor, New York, New York 10022, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting in person. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy card.

Expenses and Solicitation

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee, and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. Such officers and directors will receive no compensation in connection with any such solicitations, other than compensation paid pursuant to their duties described elsewhere in this proxy statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of meetings. This means that only one copy of our Proxy Statement, 2009 Annual Report or Notice of Meeting may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Chief Executive Officer at 110 East 59th Street, 25th Floor, New York, New York 10022, email: efrati@brainstorm-cell.com, or telephone: (212) 557-9000. If you want to receive separate copies of the Proxy

Statement, 2009 Annual Report or Notice of Meeting in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 15, 2010 with respect to the beneficial ownership of Common Stock of the Company by the following: (i) each of the Company’s current directors; (ii) each of the Named Executive Officers (as defined below); (iii) all of the current executive officers and directors as a group; and (iv) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s Common Stock.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, the Company believes that each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company’s Common Stock issuable under options that are exercisable on or within 60 days after April 15, 2010 (“Presently Exercisable Options”) or under warrants that are exercisable on or within 60 days after April 15, 2010 (“Presently Exercisable Warrants”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the Common Stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the Common Stock beneficially owned by any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o Brainstorm Cell Therapeutics Inc., 110 East 59th Street, New York, New York 10022.

The percentage of the Common Stock beneficially owned by each person or entity named in the following table is based on 88,804,862 shares of Common Stock outstanding as of April 15, 2010 plus any shares issuable upon exercise of Presently Exercisable Options and Presently Exercisable Warrants held by such person or entity.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percentage of Class
Directors, Nominees and Named Executive Officers
Abraham Efrati	833,333	(1)	*
David Stolick	600,000	(2)	*
Irit Arbel	2,700,000	(3)	3.0%
Abraham Israeli	27,777	(4)	*
Jonathan Javitt	850,000	(5)	*
Moshe Lion	100,000	(6)	*
Robert Shorr	100,000		*
Malcolm Taub	775,000	(7)	*
All current directors and officers as a group (8 persons)	51,335,534	(8)	43.4%
5% Shareholders
ACCBT Corp. Morgan & Morgan Building Pasea Estate, Road Town Tortola British Virgin Islands	45,949,424	(9)	39.5%
Yosef Sternberg 597 Lefferts Ave. Brooklyn, New York 11203	5,078,000	(10)	5.7%

*	Less than 1%.
(1)	Consists of shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(2)	Includes 550,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Stolick resigned from the Company on April 6, 2010.
(3)	Includes 400,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Dr. Arbel’s address is 6 Hadishon Street, Jerusalem, Israel.
(4)	Consists of shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Dr. Israeli was elected to the Board on April 13, 2010.
(5)	Includes 100,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options issued to Dr. Javitt in 2007 and 250,000 shares of Common Stock owed to Dr. Javitt by the Company for director compensation for 2008, 2009 and 2010. Additionally, includes 40,000 shares of Common Stock that Dr. Javitt notes are owed to him by ACCBT Corp.
(6)	Consists of shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(7)	Includes 100,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(8)	Includes (i) 18,306,925 shares of Common Stock owned by ACCBT Corp. (Chaim Lebovits, the Company’s President, may be deemed to be the beneficial owner of these shares), (ii) 23,392,500 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants, (iii) 4,249,999 shares of Common Stock issuable to ACCBT Corp. that have not yet been issued, (iv) 1,561,110 shares of Common Stock issuable upon the exercise of Presently Exercisable Options and (v) 250,000 shares of Common Stock owed to Dr. Javitt by the Company.
(9)	Consists of (i) 18,306,925 shares of Common Stock owned by ACCBT Corp. (ii) 23,392,500 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants and (iii) 4,249,999 shares of Common Stock ACCBT Corp. is entitled to per investments already made but such shares have not yet been issued. ACC International Holdings Ltd. and Chaim Lebovits, the Company’s President, may each be deemed the beneficial owners of these shares.
(10)	Includes 78,000 shares of Common Stock owned by Cong Keren Razag. Mr. Sternberg, the President of Cong Keren Razag, has sole voting and investment power over such shares and may be deemed the beneficial owner of such shares.

Change in Control

Subscription Agreement

On July 2, 2007, we entered into a subscription agreement (the “Subscription Agreement”) with ACCBT Corp. (“ACCBT”), pursuant to which we agreed to sell and issue (i) up to 27,500,000 shares of our Common Stock for an aggregate subscription price of up to $5.0 million, and (ii) for no additional consideration, warrants to purchase up to 30,250,000 shares of our Common Stock. Subject to certain closing conditions, separate closings of the purchase and sale of the shares and the warrants were scheduled to take place from August 30, 2007 through November 15, 2008. If ACCBT purchases all of the shares that it is entitled to under the Subscription Agreement and converts all of the warrants that it is entitled to receive, it will own approximately 66.9% of the Common Stock of the Company. A change in control of the Company will occur upon ACCBT’s purchase and/or conversion of more than 50% of our Common Stock. To date, ACCBT has purchased 29,166,667 shares of the Company’s Common Stock and assigned to its designees 12,041,667 shares of the Company’s Common Stock under the Subscription Agreement. ACCBT also purchased warrants to purchase 1,181,925 shares of the Company’s Common Stock from Ramot and converted the warrants to shares.

A more detailed description of the Subscription Agreement may be found under “Certain Relationships and Related Transactions”.

Security Holders Agreement

Pursuant to the Subscription Agreement, ACCBT and certain other security holders of the Company holding at least 31% of the issued and outstanding shares of our Common Stock entered into a Security Holders Agreement (the “Security Holders Agreement”). The security holders party to the Security Holders Agreement agreed, upon the payment by ACCBT of its first $1.0 million under the Subscription Agreement, to vote all of their shares such that ACCBT’s nominees to our Board of Directors will constitute a minimum of

40% of the Board of Directors, and, upon the payment by ACCBT of its second $1.0 million, to vote all of their shares such that ACCBT’s nominees will constitute a minimum of 50.1% of the Board of Directors. To date, ACCBT has paid over $4 million pursuant to the Subscription Agreement and therefore has the right to nominate 50.1% of the Board of Directors under the Security Holders Agreement.

The security holders who are parties to the Security Holders Agreement also agreed, for so long as ACCBT holds at least 5% of the issued and outstanding shares of our Common Stock, not to vote any of their shares to approve the following matters, without the written consent of ACCBT: (i) any change in our certificate of incorporation or bylaws, or alteration of our capital structure; (ii) the declaration or payment of a dividend or the making of any distributions; (iii) the taking of any steps to liquidate, dissolve, wind-up or otherwise terminate our corporate existence; or (iv) the entering into any transaction the effect of which would place control of our business in the hands of an arm’s length third party.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board recommends that the five nominees named below be elected to serve on the Board, each of whom is presently serving as a director. The affirmative vote of the holders of a plurality of the votes cast in person or by proxy at an annual meeting of stockholders by the shares entitled to vote is required for the election by stockholders of directors to the Board. Shares of Common Stock represented by all proxies received and not marked so as to withhold authority to vote for any individual nominee or for all nominees will be voted for the election of the five nominees named below. Each nominee has consented to being named in this Proxy Statement and has indicated his or her willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee selected by the Board. The Board has no reason to believe that any nominee will be unable to serve. Shareholders may vote for no more than five nominees for director.

The Board currently has the following seven members: Abraham Efrati, Dr. Irit Arbel, Dr. Abraham Israeli, Dr. Jonathan C. Javitt, Moshe Lion, Dr. Robert Shorr and Malcolm Taub. Two of the Company’s current directors, Dr. Jonathan C. Javitt and Moshe Lion, have decided not to seek re-election and will no longer be members of the Board after the Meeting. After the Meeting, there will be two vacancies on the Board. There are presently no plans to fill such vacancies.

Biographical and certain other information concerning the Company’s current directors and the nominees for election to the Board is set forth below. Information with respect to the number of shares of the Company’s Common Stock beneficially owned by each director as of April 15, 2010 appears above under “Security Ownership of Certain Beneficial Owners and Management.” No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to Board of Directors

Name	Age	Position
Abraham Efrati	60	Chief Executive Officer and Director
Dr. Irit Arbel	50	Director
Dr. Abraham Israeli	56	Chairman and Director
Dr. Robert Shorr	56	Director
Malcolm Taub	64	Director

Additional Information Regarding Nominees and Current Directors

Abraham Efrati joined the Company in October 2007 as our Chief Executive Officer. On April 13, 2009, Mr. Efrati was elected to the Board of Directors. In 2004, Mr. Efrati founded, and is currently the Chief Executive Officer of, Pro-Int Ltd., a private company. In 2005, Mr. Efrati co-founded, and is currently the Chief Executive Officer of, TeleFlight Technologies Ltd., a technology company specializing in research and development of micro electronics solutions mainly oriented for unmanned systems. From 1997 until 2004, Mr. Efrati served as the Vice President, Sales, Business Development and Marketing for the government project division of NICE-Systems Ltd., a leading provider of solutions that capture, manage and analyze unstructured multimedia content and transactional data enabling companies and public organizations to enhance business and operational performance, address security threats and behave proactively.

Dr. Irit Arbel joined the Company in May 2004 as a director and as our President. She served as President until she resigned in November 2004. Since December 2009, Dr. Arbel has served as Chief Executive Officer of ATC Systems Inc., a company that develops products for beauty enhancement. From 2004 to 2009, Dr. Arbel was a partner in a private company working on business development. Dr. Arbel was President and CEO of Pluristem Life Systems, Inc. from 2002 to June 2004, and was Israeli Sales Manager of Merck, Sharp & Dohme from 1997 to 2002. Dr. Arbel specialized in the use of pharmaceuticals for neurology, ophthalmology and dermatology treatments. Dr. Arbel earned her Post Doctorate degree in 1997 in Neurobiology, after performing research in the area of Multiple Sclerosis. Dr. Arbel also holds a Chemical Engineering degree from the Technion, Israel’s Institute of Technology.

Dr. Abraham Israeli joined the Company on April 13, 2010 as a director, as Chairman of the Board and as a consultant. Since November 2009, Dr. Israeli has served as Head of the Department of Health Policy, Health Care Management and Health Economics at the Hebrew University, Hadassah Faculty of Medicine. Dr. Israeli also serves as a Professor of Internal Medicine and Health Policy at the Hebrew University, Hadassah Faculty of Medicine. From November 2003 to October 2009, Dr. Israeli served as the Director General of the Israel Ministry of Health. Dr. Israeli holds a M.D. and M.P.H. from Hebrew University, Hadassah Medical School and a Master’s Degree from the Sloan School of Management at Massachusetts Institute of Technology.

Dr. Jonathan C. Javitt joined the Company as a director in August 2007. Dr. Javitt is a physician with a background in information technology, health economics, and public health. Since December 2008, Dr. Javitt has served as the Chief Executive Officer of Telcare, Inc., a medical devices company. Since 2001, Dr. Javitt has served as a Senior Fellow of the Potomac Institute for Policy Studies, and since 1998 has also served as Chairman and Chief Executive Officer of Health Directions, LLC, an investment and consulting group that focuses on healthcare information technology and biotechnology. Dr. Javitt has been a founder of health information technology companies that have become part of Siemens, Inc., United Health Group, Inc., and Aetna, Inc. Since 1988, Dr. Javitt has also served as a Professor of Ophthalmology (adjunct) at the Johns Hopkins University. From March 2006 to November 2008, Dr. Javitt served as Managing Director for Health Care and Life Sciences of BTI, Inc. and from April 2004 to February 2006, he served as Executive Vice President of FCG, Inc., a health information technology company. Dr. Javitt currently is a director of Flexscan, Inc.

Mr. Moshe Lion joined the Company as a director in July 2007. Since 1999, Mr. Lion has been a senior partner of Lion, Orlitzki and Partners, a member of Moore Stephens international partnership. Mr. Lion also serves as a director for Elbit Medical Imaging Ltd. Previously, Mr. Lion was Chairman of Israel Railways, Director of the Israel Council for Higher Education and the Wingate Institute for Physical Education, Director of Elscint Ltd., Director of Massad Bank and Director of Bank Tefahot. Prior to that, Mr. Lion served as Director General of the Israeli Prime Minister’s Office as well as an economic advisor to the Israeli Prime Minister. He also served as the Head of the Bureau of the Israeli Prime Minister’s Office. Mr. Lion holds a Bachelor of Arts degree in accounting and economics and a Master’s Degree in Law (LL.M.) from Bar Ilan University.

Dr. Robert Shorr joined the Company as a director in March 2005. Since 1999, Dr. Shorr has served as President of Cornerstone Pharmaceuticals, a bio technology company. Since 1998, he has also been a member of the Department of Biomedical Engineering at SUNY Stony Brook, where he also serves as Director of Business Development for the university’s Center for Advanced Technology. He has served as trustee at the Tissue Engineering Charities, Imperial College, London since 1999. From 1999 until 2005, Dr. Shorr was Vice-President of Science and Technology (CSO) of United Therapeutics, a NASDAQ listed company. Prior to 1998 he held management positions at Enzon Inc., a NASDAQ listed company, and AT Biochem of which he was also founder. Dr. Shorr also served on the Board of Directors of Biological Delivery Systems Inc., a NASDAQ listed company. Dr. Shorr holds both a Ph.D. and a D.I.C. from the University of London, Imperial College of Science and Technology as well as a B.Sc. from SUNY Buffalo.

Malcolm Taub joined the Company as a director in March 2009. Since 1995, Mr. Taub has been the Managing Member of Malcom S. Taub LLP, a law firm which practices in the areas of commercial litigation, among other practice areas. Mr. Taub also works on art transactions, in the capacity as an attorney and a consultant. Mr. Taub has also served as a principal of a firm which provides consulting services to private companies going public in the United States. Mr. Taub has acted as a consultant to the New York Stock Exchange in its Market Surveillance Department. Mr. Taub acts as a Trustee of The Gateway Schools of New York and The Devereux Glenholme School in Washington, Connecticut. Mr. Taub has served as an adjunct professor at Long Island University, Manhattan Marymount College and New York University Real Estate Institute. Mr. Taub holds a B.A. degree from Brooklyn College and a J.D. degree from Brooklyn Law School. Mr. Taub formerly served on the Board of Directors of Safer Shot, Inc. (formerly known as Monumental Marketing Inc.), a company which trades on the Pink Sheets.

Qualifications of Directors

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including biotechnology (Drs. Arbel and Shorr), technology (Mr. Efrati), healthcare and health policy (Dr. Israeli), and law (Mr. Taub), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies and issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Drs. Arbel and Shorr and Mr. Efrati), as the director general of a governmental body (Dr. Israeli), or as a managing member of a law firm (Mr. Taub). A number of the nominees have extensive public policy, government or regulatory experience, including Director General of Israel Ministry of Health (Dr. Israeli), which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Two of the nominees (Dr. Arbel and Mr. Efrati) have either served or are currently serving as the President and/or Chief Executive Officer of the Company, which service has given them a deep knowledge of the Company and its business and directly relevant management experience. The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

The Board of Directors recommends a vote FOR the election of the nominees named above as directors of the Company.

Certain Arrangements

Under the Security Holders Agreement (described in detail under the heading “Change in Control” above), ACCBT is entitled to nominate 50.1% of our Board of Directors. Previously, Dr. Jonathan C. Javitt and Moshe Lion were nominated pursuant to this provision, neither of whom is standing for re-election at the Meeting. ACCBT has not nominated any persons for re-election at the Meeting.

On April 13, 2010, the Company, Dr. Israeli and Hadasit Medical Research Services and Development Ltd. (“Hadasit”) entered into an Agreement (the “Agreement”) pursuant to which Dr. Israeli agreed, during the term of the Agreement, to serve as (i) the Company’s Clinical Trials Advisor and (ii) a member of the Company’s Board of Directors. Any party may terminate the Agreement upon 30 days prior notice to the other parties. In consideration of the services to be provided by Dr. Israeli to the Company under the Agreement, the Company agreed to grant options to: (i) Dr. Israeli annually during the term of the Agreement for the purchase of 166,666 shares of the Company’s Common Stock at an exercise price equal to $0.00005 per share and (ii) Hadasit annually during the term of the Agreement for the purchase of 33,334 shares of the Company’s Common Stock at an exercise price equal to $0.00005 per share. Such options will vest and become exercisable in twelve (12) consecutive equal monthly amounts.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the current fiscal year. Deloitte has audited the financial statements of the Company for the fiscal years ending December 31, 2009 and 2008. The Board of Directors is asking the Company’s stockholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte as the Company’s independent registered public accounting firm, the Board will reconsider its selection. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte is not expected to be present at the Meeting and will not have the opportunity to make a statement or be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, as the Company’s independent registered public accounting firm for the current fiscal year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of Board of Directors

The Board of Directors has determined that each of Dr. Arbel, Dr. Israeli, Dr. Javitt, Mr. Lion, Dr. Shorr and Mr. Taub satisfies the criteria for being an “independent director” under the standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and has no material relationship with the Company other than by virtue of service on the Board of Directors. During the course of determining the independence of Dr. Israeli, the Board of Directors considered the Agreement entered into by and among the Company, Hadasit and Dr. Israeli described above in “Certain Arrangements” and below under “Certain Relationships and Related Transactions”.

Board Leadership Structure

The Board of Directors is comprised of a substantial majority of independent directors and the Audit, Committee is comprised entirely of independent directors. On April 13, 2010, the Board elected Dr. Abraham Israeli as a director and to serve as Chairman of the Board. Previously, the Company did not have a Chairman of the Board. The Chairman presides at all Board meetings. Due to the recent creation of this role, the responsibilities of the Chairman have not yet been established. The Company expects his role and responsibilities to include maintaining an active relationship with the Chief Executive Officer, participating in preparation for board meetings (suggesting agenda items as appropriate), serving as a supplemental channel for communications between board members and the Chief Executive Officer and providing counsel to individual directors on the performance of their duties. The position of Chairman (Dr. Israeli) and Chief Executive Officer (Mr. Efrati) are separate. Together, the Chairman and Chief Executive Officer provide strategic guidance and oversight to the Company. The Board believes that Dr. Israeli serving as Chairman is optimal because it will provide the Board with strong and consistent leadership, and the other members of the Board (all of whom are independent) bring various perspectives and opinions. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

Risk Management and Oversight Process

The Company is still a development stage company and as such has not yet developed a risk management policy or procedure. Generally, the entire Board and the Audit Committee are involved in overseeing risk associated with the Company and monitor and assess those risks in reviews with management and with the Company’s outside advisors and independent registered public accounting firm. The Audit Committee reviews regulatory risk, operational risk and enterprise risk, particularly as they relate to financial reporting, on a regular basis with management, the Company’s independent registered public accounting firm and the Company’s outside consultants and advisors. In its regular meetings, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board monitors the Company’s governance and succession risk by review with management and outside advisors. The Board monitors CEO succession and the Company’s compensation policies and related risks by reviews with management.

Board Meetings

The Board of Directors held four (4) meetings during the fiscal year ended December 31, 2009. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors during this time. The Company’s directors are strongly encouraged to attend the Company’s annual meeting of stockholders. Last year, the Company did not hold an annual meeting of stockholders.

Committees of the Board

On February 7, 2008, the Board of Directors established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee preapproves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee, which is available in the corporate governance section of the Company’s website at www.brainstorm-cell.com. The Audit Committee currently consists of Mr. Lion (Chairman), Dr. Arbel and Dr. Shorr, each of whom is independent as defined under applicable Nasdaq listing standards. The Audit Committee held three (3) meetings during the fiscal year ended December 31, 2009.

The Board of Directors does not have a standing nominating committee, instead each member of the Board of Directors participates in the consideration of director nominees. Due to the size of the Company, the Board of Directors does not currently have a policy regarding stockholder recommendations of director nominees. The Board of Directors does not have any specific, minimum qualifications for director nominees, but considers a variety of factors in selecting director nominees, including, but not limited to the following: integrity, education, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board believes that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to the Company’s business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Board considers the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that the Board is comprised of a diverse group of individuals.

Due to the size of the Company, the Board of Directors does not have a standing compensation committee. Each member of the Board of Directors participates in the consideration and determination of executive and director compensation. Executive officers suggest proposed executive compensation, but the Board is the sole decision-maker. Director compensation is reviewed by the Board on a yearly basis. The Company has not used a compensation consultant to determine executive or director compensation.

Family Relationships

There are no family relationships between the executive officers or directors of the Company.

Involvement in Certain Legal Proceedings

None.

Communication with the Board of Directors

Due to the size of the Company, the Company has no formal process for stockholders to send communications to the Board of Directors. Stockholders may send written communications to the Board of Directors or any individual members to the Company’s offices, 110 East 59th Street, 25th Floor, New York, NY 10022. All such communications will be relayed accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

ADDITIONAL INFORMATION

Executive Officers

Set forth below is a summary description of the principal occupation and business experience of each of the Company’s executive officers:

Name	Age	Position
Abraham Efrati	60	Chief Executive Officer and Director
Chaim Lebovits	39	President

Abraham Efrati joined the Company in October 2007 as our Chief Executive Officer. On April 13, 2009, Mr. Efrati was elected to the Board of Directors. In 2004, Mr. Efrati founded, and is currently the Chief Executive Officer of, Pro-Int Ltd., a private company. In 2005, Mr. Efrati co-founded, and is currently the Chief Executive Officer of, TeleFlight Technologies Ltd., a technology company specializing in research and development of micro electronics solutions mainly oriented for unmanned systems. From 1997 until 2004, Mr. Efrati served as the Vice President, Sales, Business Development and Marketing for the government project division of NICE-Systems Ltd., a leading provider of solutions that capture, manage and analyze unstructured multimedia content and transactional data enabling companies and public organizations to enhance business and operational performance, address security threats and behave proactively.

Chaim Lebovits joined the Company in July 2007 as our President. Mr. Lebovits controls ACC Holdings, a holding company which controls three subsidiaries: (i) C&L Natural Resources; (ii) ACC Resources; and (iii) ACCBT. C&L Natural Resources focuses on oil production in West Africa and operates an oil and gas field with proven reserves of 20 million barrels of oil and an option to discover up to an additional 100 million barrels of oil. ACC Resources holds 10 permits for gold exploration in Burkina Faso. ACCBT focuses on new and emerging biotechnologies. Mr. Lebovits has been at the forefront of mining and natural resource management in the African region for close to a decade.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended December 31, 2009 and 2008 earned by each of the following individuals: (i) the Chief Executive Officer and (ii) the Chief Financial Officer (together, the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

SUMMARY COMPENSATION TABLE (*)

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Abraham Efrati Chief Executive Officer and Director	2009	156,773	252,917	69,819	479,510	(3)
	2008	179,889	246,153	61,255	487,297	(4)
David Stolick(5) Chief Financial Officer	2009	90,736	48,374	27,568	166,678
	2008	104,784	80,230	40,173	225,187

(*)	Each of the Named Executive Officers is paid in New Israeli Shekel (NIS); the amounts above are the U.S. dollar equivalent. The conversion rate used was the average of the end of month’s rate between the U.S. dollar and the New Israeli Shekels (NIS) as published by the Bank of Israel, the central bank of Israel.
(1)	The value of the option awards are determined in accordance with ASC 718 as disclosed in footnote 2(j) to our consolidated financial statements filed on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.
(2)	Includes management insurance (which includes pension, disability insurance and severance pay), payments towards such employee’s education fund, amounts paid for use of a Company car and Israeli social security.
(3)	In 2009, Mr. Efrati earned a salary of $156,773 and other compensation in the amount of $69,819, totaling $226,592, but only $22,787 was paid to Mr. Efrati in 2009 due to the Company’s lack of funds. The Total reflects total compensation earned in 2009.
(4)	In 2008, Mr. Efrati earned a salary of $179,889 and other compensation in the amount of $61,225, totaling $241,144, but only $165,780 was paid to Mr. Efrati in 2008 due to the Company’s lack of funds. The Total reflects total compensation earned in 2008.
(5)	Mr. Stolick resigned from the Company effective April 6, 2010.

Executive Employment Agreement and Termination of Employment and Change-in-Control Arrangements

Abraham Efrati.  Pursuant to his employment agreement dated October 7, 2007, Mr. Efrati is entitled to an initial base salary of 50,000 NIS per month (approximately $14,285).

Mr. Efrati is entitled to coverage under our Manager’s Insurance Policy. Mr. Efrati is also entitled to an education fund and the use of a Company car.

Mr. Efrati’s employment under his employment agreement is “at will”. It may be terminated by him upon giving notice of ninety (90) days prior to his departure until the first anniversary of his employment and upon notice of one hundred and eighty (180) days notice after the first anniversary. The Company may terminate Mr. Efrati’s employment with the same amount of notice, however the Company may also terminate Mr. Efrati by giving payment for the notice period in lieu of prior notice and may terminate Mr. Efrati without any notice or any compensation whatsoever if such termination is for cause (as “cause” is defined in Mr. Efrati’s employment agreement).

Mr. Efrati has also agreed not to compete with the Company or solicit the Company’s customers or employees during the term of his employment and for a period of twelve (12) months following the termination of his employment for any reason.

David Stolick.  Pursuant to his employment agreement effective as of February 13, 2005 (the “Stolick Effective Date”), Mr. Stolick was entitled to an initial base salary of 20,000 NIS per month (approximately $4,470), which was increased six (6) months subsequent to the Stolick Effective Date, to 28,000 NIS per month. Mr. Stolick was granted, pursuant to the Company’s Global Plan, an option to purchase 400,000 shares of the Company’s Common Stock at a price per share of $0.75 each, which options vested and became exercisable in thirty-six equal monthly installments from the Stolick Effective Date. This option shall be exercisable by Mr. Stolick for a ten (10) year period following the Stolick Effective Date, but in any case not later than two (2) years after termination of his employment. On February 6, 2006, the Company’s Board of Directors approved the repricing of this option, such that said option had an exercise price of $0.15 per share as opposed to $0.75 per share. On February 12, 2010, Mr. Stolick exercised such option and purchased 400,000 shares of the Company’s Common Stock at an exercise price of $0.15.

Mr. Stolick is entitled to coverage under the Company’s Directors’ and Officers’ liability insurance policy and to a written undertaking from the Company and its subsidiary to indemnify and release him to the full extent possible in accordance with the Israeli Companies Law 5759-1999 and the applicable laws of the State of Delaware.

Mr. Stolick’s resigned from the Company on April 6, 2010. Mr. Stolick is prohibited, during the term of his employment and for a period of 12 months thereafter, from competing with the Company or its subsidiary or soliciting any of the Company’s or its subsidiary’s customers or employees.

Terms of Option Awards

Mr. Stolick was granted, pursuant to the Company’s Global Plan, an option to purchase 100,000 shares of the Company’s Common Stock at a price per share of $0.15 each, which options were fully vested and exercisable on the date of grant, May 2, 2006. On March 21, 2007, Mr. Stolick was granted, pursuant to the Company’s Global Plan, an option to purchase 350,000 shares of the Company’s Common Stock at a price per share of $0.47 each, which options vested and became exercisable in 36 equal monthly installments from the date of grant. These options were fully vested and exercisable as of March 20, 2010. These options shall be exercisable by Mr. Stolick for a ten (10) year period following the date of grant, but in any case not later than two (2) years after termination of his employment agreement. In addition, on June 29, 2009, Mr. Stolick was granted, pursuant to the Company’s Global Plan, an option to purchase 200,000 shares of the Company’s Common Stock at a price per share of $0.067 each, which options will vest and become exercisable with respect to  1/3 of the shares subject to the option on each anniversary of the date of grant, provided Mr. Stolick is employed by or providing services to the Company on each applicable vesting date. These options shall be exercisable by Mr. Stolick for a ten (10) year period following the date of grant. Pursuant to Mr. Stolick’s resignation from the Company on April 6, 2010, the Company and Mr. Stolick are negotiating the vesting and exercisability of his options.

On October 23, 2007, Mr. Efrati was granted, pursuant to the Company’s Global Plan, an option to purchase 1,000,000 shares of the Company’s Common Stock at a price per share of $0.87 each, which options will vest and become exercisable with respect to  1/6 of the shares subject to the option on each six-month anniversary of the date of grant, provided Mr. Efrati is employed by or providing services to the Company on each applicable vesting date. This option shall be exercisable by Mr. Efrati for a ten (10) year period following the date of grant. On November 5, 2008, the Company’s Board of Directors approved the repricing of this option, such that said option now has an exercise price of $0.15 per share as opposed to $0.87 per share. In addition, on June 29, 2009, Mr. Efrati was granted, pursuant to the Company’s Global Plan, an option to purchase 1,000,000 shares of the Company’s Common Stock at a price per share of $0.067 each, which options will vest and become exercisable with respect to  1/3 of the shares subject to the option on each anniversary of the date of grant, provided Mr. Efrati is employed by or providing services to the Company on each applicable vesting date.

Outstanding Equity Awards

The following table sets forth information regarding equity awards granted to any Named Executive Officer that are outstanding as of December 31, 2009. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Abraham Efrati	666,667	333,333	(1)	0.15	10/22/17
	—	1,000,000	(2)	0.067	6/29/19
David Stolick(3)	400,000	—		0.15	2/13/15
	100,000	—		0.15	5/1/16
	320,833	29,167	(4)	0.47	3/20/17
	—	200,000	(5)	0.067	6/29/19

(1)	Options for the purchase of approximately 166,666 shares vest and become exercisable on April 15, 2010 and October 15, 2010. On November 5, 2008, the Company approved the repricing of Mr. Efrati’s option to purchase 1,000,000 shares of Common Stock, such that said option shall have an exercise price of $0.15 per share instead of $0.87 per share.
(2)	Options for the purchase of approximately 333,333 shares vest and become exercisable on June 29, 2010, 2011 and 2012.
(3)	Mr. Stolick resigned from the Company on April 6, 2010. Per an arrangement with the Company, Mr. Stolick still holds his vested and unvested options and the Company and Mr. Stolick are negotiating the acceleration of vesting and by when he must exercise his options.
(4)	Options for the purchase of approximately 9,722 shares vest and become exercisable each month until they are fully vested and exercisable on March 20, 2010.
(5)	Options for the purchase of approximately 66,666 shares vest and become exercisable on June 29, 2010, 2011 and 2012.

Stock Incentive Plans

In November 2004 and February 2005, the Company’s Board of Directors adopted and ratified the Global Plan and the U.S. Plan, respectively, and further approved the reservation of 9,143,462 shares of the Company’s Common Stock for issuance thereunder. The Company’s stockholders approved the Plans and the shares reserved for issuance thereunder at a special meeting of stockholders that was held on March 28, 2005.

On April 28, 2008, the Board approved the amendment and restatement of the Plans to increase the number of shares available for issuance under the Plans by an additional 5,000,000 shares. The Company’s stockholders approved the amendment and restatement of the Plans on June 5, 2008.

Under the Global Plan, the Company granted a total of 9,576,778 options with various exercise prices (a weighted average exercise price of $0.376) and expiration dates, to service providers, subcontractors, directors, officers, and employees. Under the U.S. Plan, the Company issued an additional 830,000 shares of restricted stock and options to Scientific Advisory Board members, consultants, and directors. As of April 15, 2010, there were 3,736,684 shares available for issuance under the Plans.

Compensation of Directors

The following table sets forth certain summary information with respect to the compensation paid during the fiscal year ended December 31, 2009 earned by each of the directors of the Company. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Total ($)
Dr. Irit Arbel(*)	5,000	—		22,456	(3)	27,456
Dr. Abraham Israeli(4)	—	—		—		—
Dr. Jonathan Javitt	—	—		—	(5)	—
Mr. Moshe Lion	—	—		1,839	(6)	1,839
Dr. Robert Shorr	5,000	21,599	(7)	—		26,559
Mr. Malcolm Taub	—	—		—	(8)	—

(*)	Dr. Irit Arbel is paid in New Israeli Shekel (NIS); the amounts above are the U.S. dollar equivalent. The conversion rate used was the average of the end of month’s rate between the U.S. dollar and the New Israeli Shekels (NIS) as published by the Bank of Israel, the central bank of Israel.
(1)	In 2009, Drs. Arbel and Shorr earned cash compensation in the amount of $5,000, but no amount was paid to Drs. Arbel and Shorr in 2009 due to the Company’s lack of funds. The amount reflects cash compensation earned in 2009.
(2)	The value of the stock awards and the option awards are determined in accordance with ASC 718 as disclosed in footnote 2(j) to our consolidated financial statements filed on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflecting our accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.
(3)	At December 31, 2009, Dr. Arbel had options (vested and unvested) to purchase 500,000 shares of Common Stock.
(4)	Dr. Israeli was not a director during the fiscal year ended December 31, 2009. Dr. Israeli was elected a director on April 13, 2010.
(5)	At December 31, 2009, Dr. Javitt had options (vested) to purchase 100,000 shares of Common Stock.
(6)	At December 31, 2009, Mr. Lion had options (vested and unvested) to purchase 200,000 shares of Common Stock.
(7)	At December 31, 2009, Dr. Shorr held an aggregate of 100,000 restricted shares, the restrictions on which fully lapsed as of March 21, 2010.
(8)	At December 31, 2009, Mr. Taub had options (vested) to purchase 100,000 shares of Common Stock.

We reimburse our non-employee directors for reasonable travel and other out-of-pocket expenses incurred in connection with attending board meetings. On May 27, 2005, we approved the following compensation for non-employee directors beginning with the fiscal year ended March 31, 2006: (i) annual retainer of $10,000; (ii) meeting participation fees of $1,000 for each board meeting or duly constituted committee thereof attended in person; and (iii) $500 for each meeting attended by telephone. Dr. Arbel and Dr. Shorr earn compensation in accordance with the above described plan.

Since October 14, 2007, the Company has implemented a new compensation plan for non-employee directors appointed after October 14, 2007. Under this new compensation plan, each director is entitled to receive, at his or her election, an option to purchase 100,000 shares of the Company’s common stock or 100,000 restricted shares of common stock. Dr. Israeli does not earn compensation in accordance with this compensation plan. In 2009, the Company issued an option to purchase 100,000 shares of Common Stock to Dr. Arbel and Mr. Lion under this new compensation policy. For 2008 and 2009, the Company has not yet issued an option or restricted shares to certain of the non-employee directors, including Dr. Javitt, under this new compensation policy but the Company will do so.

Dr. Israeli receives an annual option for the purchase of 166,666 shares of Common Stock at an exercise price equal to $0.00005 per the terms of the Agreement, as described in detail in “Certain Arrangements” above and in “Certain Relationships and Related Transactions” below, which option is compensation for both his service as a director and as a clinical trials advisor.

Certain Relationships and Related Transactions

The Audit Committee approves all related party transactions to which the Company is a party.

Research and License Agreement with Ramot

On July 8, 2004, we entered into a Research and License Agreement (the “Original Ramot Agreement”) with Ramot at Tel Aviv University Ltd. (“Ramot”), a former 5% stockholder of the Company, the technology licensing company of Tel Aviv University, which agreement was amended on March 30, 2006 by the Amended Research and License Agreement (described below). Under the terms of the Original Ramot Agreement, Ramot granted to us an exclusive license to (i) the know-how and patent applications on the above-mentioned stem cell technology developed by the team led by Prof. Melamed and Dr. Offen, and (ii) the results of further research to be performed by the same team on the development of the stem cell technology. Simultaneously with the execution of the Original Ramot Agreement, we entered into individual consulting agreements with Prof. Melamed and Dr. Offen pursuant to which all intellectual property developed by Prof. Melamed or Dr. Offen in the performance of services thereunder will be owned by Ramot and licensed to us under the Original Ramot Agreement.

Under the Original Ramot Agreement, we agreed to fund further research relating to the licensed technology in an amount of $570,000 per year for an initial period of two years, and for an additional two-year period if certain research milestones were met.

In consideration for the license, we originally agreed to pay Ramot:

•	An up-front license fee payment of $100,000;
•	An amount equal to 5% of all net sales of products; and
•	An amount equal to 30% of all sublicense receipts.

On March 30, 2006, we entered into an Amended Research and License Agreement (the “Amended Research and License Agreement”) with Ramot. Under the Amended Research and License Agreement, the funding of further research relating to the licensed technology in an amount of $570,000 per year was reduced to $380,000 per year. Moreover, under the Amended Research and License Agreement, the initial period of time that we agreed to fund the research was extended from an initial period of two (2) years to an initial period of three (3) years. The Amended Research and License Agreement also extended the additional two-year period in the Original Ramot Agreement to an additional three-year period, if certain research milestones were met. In addition, the Amended Research and License Agreement reduced (i) certain royalties payments from five percent (5%) to three percent (3%) of all net sales in cases of third party royalties and (ii) potential payments concerning sublicenses from 30% to 20 – 25% of sublicense receipts.

We entered into a Second Amended and Restated Research and License Agreement with Ramot on July 26, 2007. Like the Original Ramot Agreement, the amended license agreement imposed on us development and commercialization obligations, milestone and royalty payment obligations and other obligations. As of June 30, 2007, we owed Ramot an aggregate of $513,249 in overdue payments and patent fees under the Amended Research and License Agreement. On August 1, 2007, we obtained a waiver and release from Ramot pursuant to which Ramot agreed to an amended payment schedule regarding our payment obligations under the amended license agreement and waived all claims against us resulting from our previous breaches, defaults and non-payment under the Amended Research and License Agreement.

In addition, in the event that the “research period”, as defined in the amended license agreement, was extended for an additional three year period in accordance with the terms of the amended license agreement, then we had to make payments to Ramot during the first year of the extended research period in an aggregate amount of $380,000.

On December 24, 2009, we entered into a Letter Agreement (the “Letter Agreement”) with Ramot, pursuant to which, among other things, Ramot agreed to: (i) release the Company from it’s obligation to fund three years of additional research (which would have totaled $1,140,000); and (ii) accept shares of common stock of the Company in lieu of $272,000 in past-due amounts. Pursuant to the Letter Agreement, the Company agreed, among other things, to: (i) reimburse Ramot for outstanding patent-related expenses; and (ii) abandon its rights in certain patents of Ramot.

Investment Agreement with ACCBT Corp.

On July 2, 2007, we entered into a Subscription Agreement with ACCBT, a 5% stockholder and a company under the control of Mr. Chaim Lebovits, our President, pursuant to which we agreed to sell (i) up to 27,500,000 shares of our Common Stock for an aggregate subscription price of up to $5.0 million, and (ii) for no additional consideration, warrants to purchase up to 30,250,000 shares of our Common Stock. Subject to certain closing conditions, separate closings of the purchase and sale of the shares and the warrants were scheduled to take place from August 30, 2007 through November 15, 2008. The warrants originally had the following exercise prices: (i) warrants for the first 10,083,333 shares of our Common Stock had an exercise price of $0.20; (ii) warrants for the next 10,083,333 shares of our Common Stock had an exercise price of $0.29; and (iii) warrants for the final 10,083,334 shares of our Common Stock had an exercise price of $0.36. Each warrant issued pursuant to the Subscription Agreement was to expire on November 5, 2011.

On August 20, 2007, we received an aggregate of $1,000,000 from ACCBT, and, in connection therewith, ACCBT agreed to apply the principal amounts outstanding under a $250,000 convertible promissory note, dated as of May 6, 2007, issued to ACCBT by the Company towards the $5 million aggregate subscription price under the subscription agreement in exchange for shares of Common Stock (at which point the promissory note was cancelled). Accordingly, we issued to ACCBT an aggregate of 6,875,000 shares of Common Stock and a warrant to purchase an aggregate of 7,562,500 shares of Common Stock. In November 2007, we received an aggregate of $750,000 from ACCBT, and we issued to ACCBT an aggregate of 4,125,000 shares of Common Stock and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock. On April 3, 2008, we closed a transaction where we received an aggregate of $750,000 from ACCBT and a permitted assignee, and we issued 2,125,000 shares of Common Stock to the permitted assignee, 2,000,000 shares of Common Stock to ACCBT and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock to ACCBT. On September 8, 2008, we received an aggregate of $750,000 from ACCBT, and we issued to ACCBT an aggregate of 4,125,000 shares of Common Stock and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock. we closed a transaction common stock and warrant financing in exchange for $750,000.

On August 18, 2009, the Company entered into an amendment to the Subscription Areement (the “Amendment”), dated as of July 31, 2009, with ACCBT.

Under the terms of the Subscription Agreement, ACCBT was no longer obligated to invest any further amounts in the Company. ACCBT agreed to invest an additional $1,000,000 in the Company, and, in return, the Company agreed to amend the Subscription Agreement to, among other things: (i) decrease the purchase price per share of the up to 27,500,000 shares (the “Subscription Shares”) of the Company’s Common Stock that ACCBT previously purchased or will purchase pursuant to the terms of the Subscription Agreement, as amended, from $0.1818 to $0.12 (the “Repricing”); (ii) adjust the number of shares of Common Stock issuable under the Subscription Agreement in accordance with the Repricing; (iii) extend the expiration date of all Warrants (as described below); (iv) amend the exercise price of certain of the Warrants from $0.36 to $0.29; and (v) revise the investment schedule of the purchase and sale of the Subscription Shares. Pursuant to the Amendment, the Repricing retroactively applies to all Subscription Shares purchased by the Investor prior to the Amendment.

Pursuant to the Amendment, ACCBT agreed to purchase the remainder of the Subscription Shares, as adjusted, at an aggregate purchase price of $947,347 at a price per share of $0.12 in monthly installments of not less than $50,000 (with the last payment in an amount up to the maximum subscription price of $5.0 million) at closings to be held monthly beginning on August 1, 2009.

If the market price per share closes at or below $0.05 per share on any 5 consecutive trading days after the date of the Amendment, then the obligation of ACCBT to purchase the remainder of the Subscription Shares shall terminate; however, ACCBT may elect to continue to make investments under the Amendment.

As described above, pursuant to the terms of the Subscription Agreement, the Company originally agreed to sell to ACCBT the Subscription Shares for an aggregate subscription price of up to $5.0 million and, for no additional consideration, if ACCBT purchased the Subscription Shares, warrants to purchase up to 30,250,000 shares of Common Stock (the “Warrants”). As of July 31, 2009, ACCBT had purchased an aggregate of 18,306,925 shares of Common Stock for an aggregate purchase price of $4,052,652, and the following Warrants (the “Issued Warrants”) had been issued to ACCBT: (i) 10,083,333 Warrants with an exercise price of $0.20; (ii) 10,083,333 Warrants with an exercise price of $0.29; and (iii) 1,008,334 Warrants (the “Last Warrant”) with an exercise price of $0.36. Pursuant to the Amendment, the exercise price of the Last Warrant decreased from $0.36 to $0.29. At the closing upon which ACCBT shall have invested an aggregate of $4,250,000, the Company shall issue a Warrant to ACCBT to purchase 3,529,166 shares of Common Stock at an exercise price of $0.29. At the closing upon which ACCBT shall have invested $5.0 million, the Company shall issue a Warrant to ACCBT to purchase 4,537,500 shares of Common Stock at an exercise price of $0.29. At the request of ACCBT, the Company shall issue Warrants to ACCBT proportionally with respect to the amounts invested by the ACCBT. Pursuant to the Amendment, all of the Warrants, including the Issued Warrants, shall expire on November 5, 2013 instead of November 5, 2011.

In connection with the Repricing and the Amendment, the Company agreed to issue 9,916,667 shares of Common Stock to ACCBT for no additional consideration in order to retroactively apply the Repricing. On October 28, 2009, the Company issued the 9,916,667 shares of Common Stock to various designees of ACCBT, including 5,000,000 shares to Yosef Sternberg, a 5% stockholder of the Company.

Transfer of Warrant from Ramot at Tel Aviv University Ltd. to ACCBT Corp.

Pursuant to the terms of a Warrant Purchase Agreement, dated August 2, 2007, between Ramot and ACCBT, Ramot agreed to transfer and sell to ACCBT (or to certain parties that may be designated by ACCBT), a warrant to purchase an aggregate of 3,181,925 shares of our Common Stock for an aggregate purchase price of $636,385. The warrant is exercisable at any time for an exercise price per share equal to $0.01. The warrant will expire on November 4, 2012. On September 6, 2007, ACCBT acquired a warrant from Ramot to purchase an aggregate of 1,181,925 shares of our Common Stock for an aggregate purchase price of $236,385. ACCBT designated other purchasers to acquire the remaining warrants to purchase 1,000,000 shares of our Common Stock. On September 10, 2007, ACCBT exercised the warrant for the entire 1,181,925 shares of our Common Stock for an aggregate exercise price of $11,819.

On August 27, 2008, ACCBT received 960,000 shares of Common Stock upon a cashless exercise of a warrant to purchase 1,000,000 shares of Common Stock. The shares were sold to Jonathan Javitt, a Company director.

Agreement with Vivian Shaltiel

On April 13, 2008, we entered into an agreement with Vivian Shaltiel, a former 5% stockholder of the Company, pursuant to which Ms. Shaltiel agreed to partially defer and partially convert to equity the payment of $1,250,000 (the “Debt”) owed by the Company to Ms. Shaltiel pursuant to: (i) a Convertible Promissory Note, dated February 7, 2006, in the original principal amount of $500,000, (ii) a Convertible Promissory Note, dated June 5, 2006, in the original principal amount of $500,000, (iii) a Convertible Promissory Note, dated September 14, 2006, in the original principal amount of $100,000 and (iv) an agreement by and between Ms. Shaltiel and the Company, dated as of September 10, 2007, and amended as of November 1, 2007, scheduling repayment of the above Convertible Promissory Notes on a deferred schedule (the “Deferral Agreement”). The Company issued 2,857,142 shares of common stock to Ms. Shaltiel in lieu of the repayment of $1,000,000 of the Debt.

Pursuant to the Deferral, the Company agreed to pay $250,000 of the Debt in accordance with the following schedule:

Payment Date	Amount
May 30, 2008	$50,000
July 31, 2008	$50,000
September 30, 2008	$50,000
December 31, 2008	$50,000
February 28, 2009	$50,000

Ms. Shaltiel agreed that upon payment of the foregoing amounts in accordance with the foregoing schedule and the receipt of the stock grant, all of the Company’s outstanding obligations owed to Ms. Shaltiel under the notes will be satisfied in full. Ms. Shaltiel also waived any breach or default that may have arisen prior to the date of the agreement from the failure of the Company to make payments to Ms. Shaltiel under any of the notes or the Deferral Agreement.

On April 2, 2009, we entered into an agreement with Ms. Shaltiel pursuant to which Ms. Shaltiel agreed to convert to equity the payment of $200,000 of the Debt (the “Second Deferral Agreement”). The Company issued 2,500,000 shares of common stock to Ms. Shaltiel in lieu of the repayment of $200,000 of the Debt. The remainder of the Debt owed to Ms. Shaltiel ($50,000) was paid to her in July 2008.

Agreement with Abraham Israeli

On April 13, 2010, the Company, Dr. Israeli, a director of the Company, and Hadasit the Agreement pursuant to which Dr. Israeli agreed, during the term of the Agreement, to serve as (i) the Company’s Clinical Trials Advisor and (ii) a member of the Company’s Board of Directors. Any party may terminate the Agreement upon 30 days prior notice to the other parties. In consideration of the services to be provided by Dr. Israeli to the Company under the Agreement, the Company agreed to grant options annually during the term of the Agreement for the purchase of its Common Stock, as follows:

•	an option for the purchase of 166,666 shares of Common Stock at an exercise price equal to $0.00005 per share to Dr. Israeli; and
•	an option for the purchase of 33,334 shares of Common Stock at an exercise price equal to $0.00005 per share to Hadasit,

Such options will vest and become exercisable in twelve (12) consecutive equal monthly amounts.

Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s financial statements for the fiscal years ended December 31, 2009 and 2008 and fees billed for other services rendered by Deloitte during those periods.

	December 31, 2009	December 31, 2008
Audit Fees(1)	$45,000	$45,000
Audit-Related Fees	—	—
Tax Fees	—	$—
All Other Fees	$—	$—
Total Fees	$45,000	$45,000

(1)	Audit fees are comprised of fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements, as well as other services provided by Deloitte in connection with statutory and regulatory filings or engagements.

We did not use Deloitte for financial information system design and implementation. These services, which include designing or implementing a system that aggregates source data underlying the financial statements and generates information that is significant to our financial statements, are provided internally or by other service providers. We did not engage Deloitte to provide compliance outsourcing services.

Pre-approval Policies

Prior to the establishment of our Audit Committee, the Board of Directors pre-approved all services provided by our independent auditors. Our Audit Committee is now responsible for pre-approving all services provided by our independent auditors. All of the above services and fees were reviewed and approved by the Board or the Audit Committee, as applicable, before the services were rendered.

The Board of Directors has considered the nature and amount of fees billed by Deloitte and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Deloitte’s independence.

Engagement of New Independent Accountant

On April 28, 2008, the Company engaged Deloitte as its independent registered public accounting firm, commencing with the review of the Company’s financial statements included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008. This action, which was approved by the Company’s Audit Committee, dismissed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, (“Kost”), as the Company’s independent registered public accounting firm.

Except as noted in the paragraph immediately below, Kost’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The reports of Kost on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2006, contained an explanatory paragraph which noted its substantial doubt about the Company’s ability to continue to operate as a going concern by (i) the fact that the Company has incurred operating losses and has a negative cash flow from operating activities and has a working capital deficiency and (ii) the uncertainty which may result from one of the Company’s research and development license agreements. The reports also noted that the Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

During the Company’s fiscal years ended December 31, 2007 and 2006 and through the date of Kost’s dismissal, there were no disagreements between the Company and Kost on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Kost’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year.

Except as noted in the paragraph immediately below, during the Company’s fiscal years ended December 31, 2007 and 2006 and through the current date there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

As disclosed in the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2007, a material weakness was identified, as the Company did not maintain effective controls over certain aspects of the financial reporting process because it lacked a sufficient complement of personnel with a level of accounting expertise and an adequate supervisory review structure that is commensurate with the Company’s financial reporting requirements. Specifically, the Company’s Chief Financial Officer handles certain accounting issues of the Company alone as there is no one in the Company’s accounting and finance departments who is qualified to assist him.

During the Company’s fiscal years ended December 31, 2007 and 2006 and through the date of Kost’s dismissal, neither the Company, nor anyone on behalf of the Company, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Committee Financial Expert

The Board of Directors has determined that Dr. Irit Arbel is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Dr. Arbel is independent as defined under applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for the fiscal year ending December 31, 2009 with the Company’s management. The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has discussed with Deloitte its independence and has received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence. Based on such reviews and discussions, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Moshe Lion (Chairman)
Dr. Irit Arbel
Dr. Robert Shorr

The information contained in the foregoing Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock (collectively, the “Reporting Persons”), to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2009, all Reporting Persons complied with the applicable requirements of Section 16(a) of the Exchange Act, except for the following:

•	Malcolm Taub filed a late Form 3 and two late Form 4, reporting three transactions late.
•	David Stolick filed one late Form 4, reporting one transaction late.
•	Abraham Efrati filed one late Form 4, reporting one transaction late.
•	Robert Shorr filed one late Form 4, reporting seven transactions late.
•	Irit Arbel filed one late Form 4, reporting one transaction late.
•	Moshe Lion filed one late Form 4, reporting one transaction late.

There are no known failures to file a required Form 3, Form 4 or Form 5, other than the failure of ACCBT Corp. to file Form 4s since April 2008.

Annual Report on Form 10-K

Together with this Proxy Statement, the Company is sending a copy of its 2009 Annual Report on Form 10-K (without exhibits) to all of its stockholders of record as of April 26, 2010. The 2009 Annual Report contains the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008.

A copy of the Company’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended December 31, 2009 filed with the SEC may be accessed from the SEC’s website at www.sec.gov and from the Investor Relations section of the Company’s website at www.brainstorm-cell.com and may be obtained without charge upon written request to Brainstorm Cell Therapeutics Inc., 110 East 59th Street, 25th Floor, New York, NY 10022, Attention: Chief Executive Officer.

Other Matters

The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

An adjournment of the Meeting may be made from time to time by the chairman of the Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Meeting.

Stockholder Proposals

Proposals of stockholders intended for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2011 or special meeting of stockholders held in lieu thereof in accordance with Rule 14a-8 promulgated under the Exchange Act, must be received by the Company at its principal executive offices at the following address: Brainstorm Cell Therapeutics Inc.; 110 East 59th Street, 25th Floor, New York, NY 10022 not later than December 31, 2010 in order to be included in the Company’s proxy statement relating to the 2011 meeting of stockholders. Any such proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement relating to the 2011 meeting of stockholders.

Pursuant to Rule 14a-4 promulgated under the Exchange Act (“Rule 14a-4”), stockholders who wish to make a proposal at the 2011 meeting of stockholders, other than a proposal intended for inclusion in the Company’s proxy statement for the 2011 meeting of stockholders, must notify the Company not later than March 16, 2010. If a shareholder who wishes to present such a proposal fails to notify the Company by March 16, 2010, and such proposal is brought before the 2011 meeting of stockholders, then under the SEC’s proxy rules, the proxies solicited by management with respect to such meeting will confer discretionary voting authority with respect to such stockholder proposal on those persons selected by management to vote the proxies. Even if a stockholder makes a timely notification, those persons selected by management to vote the proxies may still exercise discretionary voting authority under circumstances consistent with rule 14a-4.

In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit any proposals they might have by certified mail, return receipt requested to the Company.

Incorporation by Reference

The SEC allows the Company to incorporate information “by reference” into this Proxy Statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be a part of this Proxy Statement and is being delivered to you with this Proxy Statement.

This Proxy Statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, a copy of which (without exhibits) is being delivered to you with this Proxy Statement and which contains important information about the Company that is not set forth in this Proxy

Statement. A copy of our Annual Report on Form 10-K (with exhibits) has also been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov and from the Investor Relations section of the Company’s website at www.brainstorm-cell.com and may be obtained without charge upon written request to Brainstorm Cell Therapeutics Inc., 110 East 59th Street, 25th Floor, Attention: Chief Executive Officer.

By Order of the Board of Directors

/s/ Thomas B. Rosedale
Thomas B. Rosedale, Secretary
Boston, Massachusetts
April 30, 2010